Vital Farms Announces Expanded Roles for Two Senior Leaders

Pete Pappas will serve as Chief Sales Officer and President, Eggs; Kathryn McKeon will serve as Chief Marketing Officer and General Manager, Butter

AUSTIN, Texas, Jan. 16, 2025 (GLOBE NEWSWIRE) – Vital Farms (Nasdaq: VITL), a Certified B Corporation that offers a range of ethically produced foods nationwide, today announced expanded roles for two members of its Senior Leadership Team. Pete Pappas, Vital Farms’ Chief Sales Officer, will expand his role to Chief Sales Officer and President, Eggs. Kathryn McKeon, Vital Farms’ Chief Marketing Officer, will serve as Chief Marketing Officer and General Manager, Butter. Both appointments support the continued growth of Vital Farms’ eggs and butter businesses as the company pursues its target of $1 billion in annual net revenue by 2027.

In his expanded role, Pappas will assume leadership over Vital Farms’ eggs business while retaining leadership of Vital Farms’ sales organization. This expanded role includes direct oversight of Vital Farms’ robust farm network of more than 425 family farms. Pappas joined Vital Farms in 2020, bringing more than 30 years of experience working with consumer brands, grocery retailers, and food manufacturers. He has been a key leader in scaling Vital Farms’ sales team and ensuring consumers are able to find Vital Farms eggs and butter on the shelves at approximately 24,000 stores nationwide.

McKeon will assume leadership over Vital Farms’ growing butter business in addition to her leadership of the marketing organization. McKeon is Vital Farms’ most tenured marketing leader and joined the company in 2016, bringing more than 15 years of experience building global and emerging consumer food brands. She was promoted to the Chief Marketing Officer role in 2022 and has played an instrumental role in evolving the Vital Farms brand, building a world-class marketing team, and attracting and retaining new households.

“Vital Farms is well-positioned to continue delivering strong growth against our goal to achieve at least $1 billion in annual net revenue by 2027, and these key leadership scope expansions ensure we continue to have the right focus on our eggs and butter business,” said Russell Diez-Canseco, Vital Farms’ President and CEO. “I have the utmost respect for and trust in Pete and Kathryn as stewards of our business and our brand. I am excited to continue working with them in these expanded roles as we advance our growth strategy and mission to bring ethical food to the table.”

ABOUT VITAL FARMS
Vital Farms (Nasdaq: VITL) is a Certified B Corporation that offers a range of ethically produced foods nationwide. Started on a single farm in Austin, Texas in 2007, Vital Farms is now a national consumer brand that works with over 425 family farms and is the leading U.S. brand of pasture-raised eggs by retail dollar sales. Vital Farms’ ethics are exemplified by its focus on the humane treatment of farm animals and sustainable farming practices. In addition, as a Delaware public benefit corporation, Vital Farms prioritizes the long-term benefits of each of its stakeholders, including farmers and suppliers, customers and consumers, communities and the environment, and crew members and stockholders. Vital Farms’ products, including shell eggs, butter, hard-boiled eggs, and liquid whole eggs, are sold in approximately 24,000 stores nationwide. Vital Farms pasture-raised eggs can also be found on menus at hundreds of foodservice operators across the country. For more information, visit https://vitalfarms.com/.

Media:

Rob Discher

Rob.Discher@vitalfarms.com

Investors:

Anthony Bucalo

Anthony.Bucalo@vitalfarms.com